[Aetna logo]                                             Aetna Inc.
Financial Services                                       151 Farmington Avenue
[Aetna letterhead]                                       Hartford, CT 06156-8975



                                                         Michael A. Pignatella
                                                         Counsel
                                                         AFS Law, TS31
April 4, 2000                                            (860) 273-0261
                                                         Fax: (860) 273-9407


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Aetna Insurance Company of America
     Post-Effective Amendment No. 7 to Registration Statement on Form S-2 Prospectus Title: Aetna Multi-Rate Annuity
     File No. 33-63657

Dear Sir or Madam:

As Counsel of Aetna Insurance Company of America (the "Company"), I have represented the Company in connection with the Aetna Multi-Rate Annuity (the "Annuity") available under certain variable annuity contracts and the S-2 Registration Statement relating to such Annuity.

In connection with this opinion, I have reviewed Post-Effective Amendment No. 7 to the Registration Statement on Form S-2 relating to such Annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Company are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 7 to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella
-------------------------

Michael A. Pignatella
Counsel